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                                                                EXHIBIT 10.04

                     ENERGY SERVICES COORDINATION AGREEMENT

         This Energy Services Coordination Agreement ("the Agreement") is made and entered into as of this 28th day of May 1999 (the "Effective Date"), by and among (i) Aladdin Gaming, LLC ("Aladdin"), a limited liability company organized under the laws of the State of Nevada and (ii) Aladdin Bazaar, LLC ("Bazaar"), a Delaware limited liability company (each of Aladdin and Bazaar named individually as a "Party" and collectively as the "Parties").


                               W I T N E S S E T H

                  WHEREAS, the Parties plan to participate in the development, construction and operation of (i) a luxury themed hotel of approximately 2,600 rooms (the "Hotel"), a 116,000 square foot casino (the "Casino"), a 1,400-seat production showroom, seven restaurants and a newly renovated 7,000-seat Theatre of the Performing Arts (the "Theatre" and together with the Hotel and Casino, the "Aladdin Hotel and Casino"); (ii) a high-end themed entertainment shopping mall with a gross-leasable area of approximately 450,000 square feet (the "Desert Passage"); and (iii) a 4,800-space parking facility (the "Carpark" and together with the Desert Passage, the "Mall Project"). The Aladdin Hotel and Casino and the Mall Project are hereinafter referred to as the "Complex."

                  WHEREAS, Aladdin has entered into an agreement with Northwind Aladdin, LLC (the "Energy Provider"), a company a majority of which is indirectly-owned by Unicom Corporation, dated as of December 3, 1997 (as amended and in effect from time to time the "Development Agreement") to develop and construct an energy facility (the "Plant") to supply the hot water, chilled water and electricity needs of the Complex (the "Energy Services") with the understanding that the Mall Project intends to acquire Energy Services, as further set forth herein, from the Energy Provider, and further, that Bazaar would enter into this Agreement;

                  WHEREAS, Aladdin is the beneficiary of a guaranty of Unicom Corporation (the "Guarantor"), dated as of December 3, 1997 (as amended and in effect from time to time the "Guaranty") pursuant to which the Guarantor unconditionally and irrevocably guaranties to Aladdin the performance of the obligations and duties of the Energy Provider under the Development Agreement to construct and demonstrate "Final Completion" of the Plant, subject to a limitation of the lesser of (i) $30 million or (ii) the "Guaranteed Maximum Price" as finally determined and agreed upon pursuant to the Development Agreement plus interim operating costs up to the "Substantial Completion Date";

                  WHEREAS, Aladdin has entered into a lease with the Energy Provider dated as of December 3, 1997 (as amended and in effect from time to time the "Lease") to lease a site (the "Site") to the Energy Provider on which the Energy Provider will construct and operate the Plant pursuant to the Development Agreement and the Energy Service Agreements;

                  WHEREAS, each of the Parties has entered into an energy service agreement with the Energy Provider dated as of September 24, 1998 (as amended and in effect from time to time

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the "Energy Service Agreements" and together with the Development Agreement, the Guaranty and the Lease, the "Project Agreements") to operate the Plant and to provide Energy Services to each of the Parties for an initial term of twenty (20) years (the "Initial Term");

                  WHEREAS, the Energy Provider has agreed pursuant to the terms of the Development Agreement and the Energy Service Agreements to finance the development, construction and initial operation of the Plant;

                  WHEREAS, the Energy Provider will recover its investment in the Plant pursuant to a monthly capacity charge set forth in the Energy Service Agreements (the "Contract Capacity Charges") to be collected from each of the Parties pursuant to the terms of the respective Energy Service Agreements; and

                  WHEREAS, the Parties desire to set forth their understandings as to their respective rights, obligations and interests with respect to the development, construction, operation and ownership of the Plant as set forth in the Project Agreements; the responsibilities of each Party with respect to the Contract Capacity Charges; the procedures to be followed in the event of an Energy Provider default or defaults under the Project Agreements; and certain other matters with respect to the Plant and the Energy Services.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                   DEFINITIONS AND INTERPRETATION; ASSIGNMENT

         1.1 DEFINITIONS. Capitalized terms used herein shall have the meanings set forth in Exhibit A (unless a different meaning shall be expressly stated herein).

                                    ARTICLE 2
                               GENERAL OBLIGATIONS

         2.1 GOOD FAITH OF THE PARTIES. During the term of this Agreement, the Parties will each (i) exercise good faith efforts in performing their respective obligations under this Agreement and the Project Agreements, (ii) cooperate and communicate fully with one another to that end and (iii) continue in good faith to meet their respective obligations under this Agreement and the Project Agreements to provide information and assistance requested by the Energy Provider to be utilized by it in its development, construction and operation of the Plant subject to the terms and conditions of this Agreement and the Project Agreements.

         2.2 PARTIES' POWER TO BIND COMPANIES. No Party or affiliate thereof shall take any action purporting to bind any other Party or its affiliates. All actions in connection with the development, construction and operation of the Plant undertaken after the execution of this Agree-

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ment by the Parties or their affiliates without the prior written approval of the Management Committee, as defined below, are at their sole risk and expense.

         2.3 COMPLIANCE WITH PROJECT AGREEMENTS. No Party shall take, allow, permit, cause or fail to take any action which results in a material breach of the Project Agreements by any person or entity party thereto. Each Party shall enforce and shall not permit the breach of any terms or provisions of the Project Agreements to which such Party is a party.

                  (a) In the event a Party does allow, permit or cause, through action or, when obligated to act as provided therein or above, inaction, the breach of any provision of a Project Agreement, such Party shall promptly remedy such breach at its sole cost and expense and shall be solely liable for any costs, other than consequential damages, resulting from such breach.

                  (b) In the event a Party causes any of the other Parties to incur costs and/or expenses pursuant to a Project Agreement, such Party shall be solely liable for such costs and/or expenses, other than consequential damages, and such Party shall pay to the other Parties incurring any such cost, interest on amounts expended by such Parties, as provided in Section
8.5 hereof.

         2.4 COORDINATION REGARDING ENERGY SERVICES. In the event that any of the Parties are unable for any reason and at any time to obtain sufficient levels of any of the Energy Services from the Energy Provider, the other Party or Parties shall use good faith efforts, at no cost thereto, to assist the Party or Parties in obtaining such Energy Services from alternative sources acceptable to such Party or Parties.

         2.5 ASSIGNMENT OF DEVELOPMENT AGREEMENT AND GUARANTY. (a) As an inducement to The Bank of Nova Scotia, in its capacity as the administrative Agent for certain Lenders (in such capacity, the "Administrative Agent"), to consent to the execution and delivery of this Agreement and to Bazaar to enter into this Agreement, Aladdin hereby absolutely and unconditionally grants, assigns, transfers, conveys and delivers all of Aladdin's right, title, interest, benefits and privileges under the Development Agreement and the Guaranty to the Administrative Agent for the benefit of such Lenders, as the senior assignee (the "Senior Assignee") and Bazaar, as the junior assignee (the "Junior Assignee"); provided, however, during such time as Aladdin is enforcing in all material respects the obligations of the other parties to the Development Agreement and the Guaranty, Aladdin shall have a revocable license to receive and collect all amounts due or which may become due to Aladdin under the Development Agreement and the Guaranty, as applicable, and make all claims and demands thereunder. If at any time prior to the performance by the other parties of their respective obligations under the Development Agreement and the Guaranty Aladdin for any reason whatsoever fails, refuses or is unable to enforce the provisions of the Development Agreement and the Guaranty in all material respects, either of the Senior Assignee or the Junior Assignee may demand that Aladdin enforce such obligations under the Development Agreement and the Guaranty. Such demand shall be given in accordance with the notice provisions in Article 11. If Aladdin is unable or fails to resume enforcement of the Development Agreement and the Guaranty, as the case may be, within five (5) days after the date of such notice, the Senior Assignee shall have the sole right to enforce the Development Agreement and the Guaranty. If the Senior Assignee does not exercise such right within 10 days after the

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date of such notice or, if after such exercise does not diligently enforce such obligations in all material respects, the Junior Assignee shall have the right to exercise such right to enforce the Development Agreement and the Guaranty by giving notice to Aladdin and the Senior Assignee of its intention to do so.

         (b) Notwithstanding anything to the contrary in clause (a) of this
Section 2.5, Bazaar agrees with the Administrative Agent that Bazaar's sole remedy for the failure of the Administrative Agent to exercise its rights under clause (a) shall be the exercise of Bazaar's rights to compel enforcement of the Development Agreement and the Guaranty in accordance with clause (a) and that Bazaar shall have no rights to sue for, seek or collect from the Administrative Agent any monetary or other damages of any sort whatsoever including, without limitation, actual, compensatory, consequential, punitive or special damages.

         (c) Aladdin agrees that the provisions of Section 10.4 of that certain Agreement between Aladdin, the Administrative Agent and others dated as of February 26, 1997, as the same may be amended from time to time, shall apply to any exercise by the Administrative Agent of any of its rights under this Agreement.

                                    ARTICLE 3
                              MANAGEMENT COMMITTEE

         3.1 AUTHORITY. As soon as possible after the Effective Date, the Parties agree to establish a management committee ("the Management Committee") to monitor and supervise the implementation of this Agreement and certain activities related to the Project Agreements. The Management Committee shall have the power and authority to: (i) supervise the implementation of, and take whatever actions are reasonably necessary to effect the implementation of, this Agreement and the Project Agreements; (ii) set the principles for negotiating all amendments, modifications and renewals of this Agreement and the Project Agreements; (iii) set the principles for negotiating all contracts for energy services the Energy Provider may seek to negotiate with third parties; (iv) appoint and supervise a Person (the "Energy Services Liaison") to be responsible for monitoring the day-to-day development, construction and operation of the Plant and acting as the Parties' first and primary contact with the Energy Provider in the event of an Energy Provider Default; (v) allocate among the Parties any net proceeds or economic benefits derived from the Energy Provider's sale of energy services to third parties ("Third-Party Sales Proceeds"), from any lines fees, transmission fees, tariffs or other such amounts paid by any of Bazaar's tenants to utilize the Plant or any power lines or other infrastructure connected thereto if any such tenant elects to obtain electricity service from a provider other than the provider providing electricity services to the Mall Project ("Tenant Sales Proceeds") or from any condemnation proceeds payable with respect to the Plant pursuant to
Article 8 of the Lease ("Condemnation Proceeds") according to the respective interests of the Parties in and to the Plant, as such interests are set forth in, and as otherwise provided in, Section 3.8 below; and (vi) take any actions reasonably necessary to effect the purposes of this Agreement and of the Project Agreements.

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         3.2      REPRESENTATION.

                  (a) The Management Committee shall be composed of four (4) representatives as follows:

                           (i) Aladdin shall appoint two (2) representatives (and two (2) alternative representatives) to represent the interests of the Aladdin Hotel and Casino on the Management Committee. Initially, Aladdin's representatives shall be Richard Goeglein and James McKennon and its alternate representatives shall be Ronald Dictrow and Jack Sommer; and

                           (ii) Bazaar shall appoint two (2) representatives (and two (2) alternative representatives) to represent the interests of the Mall Project on the Management Committee. Initially, Bazaar's representatives shall be Ronald Dictrow and Jim Harris and its alternate representatives shall be Jack Sommer and Ken Gillett.

                  (b) Each Party shall as soon as possible after the Effective Date give notice in writing to the other Parties of the names and addresses of its representatives and alternative representatives and, following the designation of the Energy Services Liaison, shall give notice to the Energy Services Liaison of at least five (5) business days in advance of changes in representation or alternative representation of the Management Committee. Each representative shall have only one vote on Management Committee decisions. Each Party's representatives or alternative representatives in the absence of a Party's representatives, shall be authorized, collectively and individually, to represent and to bind such Party with respect to any matter which is within the powers and authority of the Management Committee as set forth in this Agreement. Each Party, through its representatives, shall inform the other Parties of any information it anticipates will affect the rights, duties and/or obligations of any other Party under this Agreement. For the purposes of this Agreement, the term "representative" or "representatives" shall hereafter be deemed to include any alternate representative taking the place of an absent representative.

         3.3      ORGANIZATIONAL MEETING; CHAIRMAN AND ENERGY SERVICES LIAISON.

                  (a) Following the Effective Date, the Management Committee shall meet within thirty (30) days (the "Organizational Meeting") and at such meeting shall:

                           (i) elect one (1) of the representatives to serve as the Chairman of the Management Committee (the "Chairman"). The Chairman shall be elected by a majority vote of the representatives serving on the Management Committee present at such first meeting; and

                           (ii) appoint and provide for the terms and conditions for the employment and compensation of the Energy Services Liaison, whose duties are set forth in Article 5.

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                  (b) On or about each annual anniversary of the Organizational
Meeting, such meeting to be held in accordance with Section 3.4 below, the Parties shall hold an election, and a Chairman will be elected in accordance with the provisions of this Section 3.3.

                  (c) The Management Committee may replace the Energy Services Liaison at any meeting held in accordance with Section 3.4.

         3.4      MEETINGS.

                  (a) Following the Organizational Meeting, the Management Committee shall meet as determined in accordance with this Section 3.4. The Chairman shall deliver to each of the Parties' representatives and each of the alternate representatives a proper notice consisting of the date, time, location and agenda of the meeting selected in good faith at least ten (10) business days in advance of such meeting, except that such notice requirements may be waived on a case-by-case basis upon the unanimous written agreement of the representatives who did not receive notice of such meeting as required. Any representative may request a meeting of the Management Committee by giving proper notice consisting of the date, time, location and agenda of the meeting to the other representatives at least ten (10) business days in advance of such meeting.

                  (b) Attendance at meetings of the Management Committee by a Party's representatives may include attendance by phone. In the event any representative of a Party misses a meeting after proper notice under subsection (a) of this Section 3.4, then for the sole purpose of any vote taken at that meeting called with respect to any item listed on the agenda for such missed meeting, a quorum shall be deemed to consist of the representatives present at such meeting and the requirement for a majority vote in Section 3.5 shall only refer to the vote or votes of the representatives present at such meeting.

         3.5      VOTING.

                  (a) Except as specified in Sections 3.4(b) and 3.5(b), and subject to Article 4, all decisions, approvals and other actions of the Management Committee shall require the majority vote of all representatives present and having the right to vote at a meeting. In the event that the vote on any decision, approval or other such action is deadlocked and such deadlock is not resolved within three (3) days after the initial vote on such matter, then any Party may submit such matter to arbitration in accordance with the provisions of Article 8.

                  (b) Notwithstanding anything to the contrary contained in
Section 3.5(a), any decision, approval or other action which reasonably could be believed to materially affect a Party's rights, duties or obligations under its Energy Service Agreement or the development or operation of its portion of the Complex shall require the express written consent of such Party, which may be withheld in such Party's reasonable discretion. Such decisions include, by way of illustration and not by way of limitation, the decision to release the Guarantor from the Guaranty, to modify, amend or terminate the Guaranty, or to increase the Plant Price (as defined in the Development Agreement) above $45,000,000.00.

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         3.6 OTHER COMMITTEES. The representatives may by mutual agreement establish such other committees as deemed necessary. The provisions of
Article 3 hereof shall apply to the workings of each such committee; PROVIDED, HOWEVER, that in the event any such committee is unable to reach a majority decision with respect to any matter before it, the decision shall be referred to the Management Committee for final decision.

         3.7 COSTS. Each Party will bear its own costs in connection with its participation in the Management Committee, and any other committee established pursuant to Section 3.6 hereof, and this Agreement.

         3.8 DIVISION OF THIRD-PARTY SALES PROCEEDS, TENANT SALES PROCEEDS AND CONDEMNATION PROCEEDS. At such time as the Parties have reason to believe that Third-Party Sales Proceeds may be generated from the Plant, the Parties shall agree upon the respective percentages of Third-Party Sales Proceeds to which the Parties shall be entitled, including, but not limited to, the percentage of Third-Party Sales Proceeds which shall be considered an increase in the rent payable by the Energy Provider to Aladdin pursuant to the Lease as a result of the Energy Provider's sale of energy services to third parties, which agreement shall require the unanimous consent of the Parties. Tenant Sale Proceeds shall be divided such that seventy-five percent (75%) of such proceeds shall be attributed to the infrastructure of the Plant and twenty-five percent (25%) of such proceeds shall be attributed to the infrastructure of the Mall Project. The Parties shall be entitled to a percentage of the Tenant Sales Proceeds attributable to the Plant in accordance with a percentage determined by their respective initial investments in the Plant divided by the total initial investment of all Parties in the Plant (each a "Party Investment Percentage"), which percentage for each Party is set forth on Exhibit C attached hereto. Bazaar also shall be entitled to the entire portion of the Tenant Sales Proceeds attributable to the Mall Project infrastructure (I.E., 25% of the Tenant Sales Proceeds). Any Condemnation Proceeds awarded to any of the Parties and attributable to the Plant shall be apportioned between the Parties based upon their respective Party Investment Percentage, and the Party so receiving such proceeds shall promptly pay to each other Party the portion of such Condemnation Proceeds to which each such Party is entitled hereunder.

                                    ARTICLE 4
                   LOSS OF VOTING RIGHTS AND RIGHTS TO CONTROL

         4.1 LOSS OF VOTING RIGHTS AND RIGHTS TO CONTROL. A Party shall be deemed to have automatically lost its voting rights and any rights to control matters with respect to the Plant or Energy Services provided under this Agreement in the event that it: (i) commits a "Party Default," as defined in
Section 7.3 hereof, and fails to remedy the same in the period provided in
Section 7.3, or, (ii) if it commits a payment default under this Agreement ("Party Payment Default") and does not remedy such breach within fifteen (15) days of notice of such breach provided by the Energy Services Liaison; (iii) becomes a party to a voluntary or involuntary bankruptcy or insolvency proceeding against it or a receiver or custodian is appointed with respect to its assets and, if an involuntary proceeding, such proceeding is not dismissed within ninety (90) days; (iv) takes action, voluntarily or involuntarily, to liquidate or dissolve; or (v) undertakes such other actions as would require its mandatory withdrawal pursuant to the specific terms of any other provision of this Agreement. Notwithstanding a Party's automatic loss of its voting

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rights and rights to control as provided in this Section 4.1, such Party and its rights under its Energy Service Agreement shall remain subject to this Agreement.

         4.2 LIABILITY. As between the Parties and without prejudice to the obligations under the Energy Service Agreements, in the event of an automatic withdrawal, a Party shall remain liable for Contract Capacity Charges past due as well as for future Contract Capacity Charges unless and until a third party in accordance with its Energy Service Agreement and this Agreement, respectively, has assumed the Party's obligations under such Energy Service Agreement and this Agreement.

         4.3 INTERRELATIONSHIP WITH ENERGY SERVICE AGREEMENT. The Parties hereby acknowledge and agree solely between themselves and without prejudice to the rights of the Energy Provider that, due to the complex nature of the interrelationship between the Parties and their respective Energy Service Agreements, (i) this Agreement is essential for the assurance of the Parties' rights under their respective Energy Service Agreements, (ii) this Agreement and the Energy Service Agreements are mutually dependent and not severable,
(iii) the validity of this Agreement and each Energy Service Agreement is contingent upon, with respect to each Party, the continued existence of this Agreement and such Party's respective Energy Service Agreement, and (iv) the rejection by any Party or its trustee in a bankruptcy proceeding of this Agreement or its Energy Service Agreement shall constitute an automatic rejection by such Party of the other of this Agreement or its Energy Service Agreement not so rejected.

         4.4 MORTGAGEE CURE RIGHTS. Each mortgagee of a Party who shall have notified the other Parties of its name and address shall be entitled to notice of any default or mandatory withdrawal event hereunder on the part of such first Party and shall have the opportunity to cure such default or mandatory withdrawal event until ten (10) days after the later of (i) the expiration of the cure period allowed to such first Party hereunder or (ii) such mortgagee's receipt of such notice; provided, however, that (a) a default or mandatory withdrawal event that by its nature is incapable of cure by such mortgagee shall be deemed cured if such mortgagee promptly commences, and diligently prosecutes to completion, proceedings to acquire the Defaulting Party's interests in its premises and under the Project Agreements and hereunder, and (b) such additional mortgagee cure period shall not affect any cure periods provided by the Energy Provider to such mortgagee(s) under any of the other Project Agreements. In the event that a Party or its trustee rejects this Agreement in a bankruptcy proceeding, then (i) such Party's Energy Service Agreement shall be deemed automatically rejected as provided in Section 4.3 above and (ii) such Party's mortgagee (x) will enter into an agreement with the other Party or Parties to this Agreement in a form substantially similar to this Agreement which shall contain the same conditions, agreements, terms, provisions, and limitations as this Agreement (except for any obligations which have been performed by Aladdin prior to such rejection or termination), (y) in the case of Aladdin, will enter into new Aladdin Energy Documents (as such term is defined in that certain Subordination, Non-Disturbance and Attornment Agreement and Consent between Aladdin, the Administrative Agent and others having an effective date as of May 27, 1999 (the "Subordination Agreement")), in each case in accordance with the provisions of clause (e) Section 1.4 of the Subordination Agreement and (z) in the case of Bazaar, will enter into a new Bazaar ESA which shall contain the same conditions, agreements, terms, provisions, and limitations as the current

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Bazaar ESA (except for any obligations which have been performed by Bazaar prior to such rejection or termination).

                                    ARTICLE 5
                             ENERGY SERVICES LIAISON

         5.1      AUTHORITY.

                  (a) GENERAL AUTHORITY. The Energy Services Liaison shall have those powers and authorities explicitly granted to it in writing by the Management Committee, including those set forth in Exhibit B hereto, and shall act on behalf of and owe an equal duty to all of the Parties. The Parties agree by the execution of this Agreement that the Energy Services Liaison, in accordance with and subject to the limitations of such powers and authorities set forth herein, shall make any and all decisions relating to the day-to-day operations of the Plant, and the Parties' rights, duties and obligations under the Project Agreements, except as explicitly directed otherwise by the Management Committee. The powers and authorities of the Energy Services Liaison set forth in Exhibit B may be amended and/or modified at any time in accordance with Section 3.5(a).

         5.2 DUTIES. The Energy Services Liaison shall have those duties and obligations set forth in Exhibit B hereto and as specified in writing by the Management Committee. The Parties agree by the execution hereof that the Energy Services Liaison shall (i) report to the Management Committee at each meeting; (ii) promptly deliver all notices received from the Energy Provider with respect to the Development Agreement to the Management Committee generally and the relevant representatives thereof particularly; (iii) promptly inform the Management Committee generally and the relevant representatives thereof particularly of events which might reasonably be anticipated to affect the rights, duties and/or obligations of any of the Management Committee or any of the Parties; and (iv) perform the duties set forth in Exhibit B. The duties of the Energy Services Liaison set forth in Exhibit B shall be in addition to those general duties of this Section 5.2.

         5.3      COMPENSATION AND PAYMENT.

                  (a) In the event the Energy Services Liaison already is directly employed by one of the Parties, that Party will pay the Energy Services Liaison a reasonable salary and all reasonable costs associated with the performance of its duties under this Agreement.

                  (b) The Party employing the Energy Services Liaison will be reimbursed for portions of the Energy Services Liaison's salary and associated costs as follows: (i) the costs and expenses of the Energy Services Liaison with respect to activities performed for the benefit of the Parties collectively under the terms of this Agreement shall be charged to each of the Parties in equal portions; (ii) the costs and expenses of the Energy Services Liaison with respect to activities performed for the benefit of one Party at such Party's request or with such Party's authorization shall be paid by such Party.

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                                    ARTICLE 6
                              DEVELOPMENT AGREEMENT

         6.1 ENERGY SERVICES LIAISON. The Parties agree that they will coordinate the exercise of the rights, duties and obligations under the Development Agreement by relying on the Energy Services Liaison to the extent set forth in Article 5.


                                    ARTICLE 7
                            ENERGY SERVICE AGREEMENTS

         7.1      COORDINATION.

                  (a) The Parties covenant and agree that they shall not negotiate with the Energy Provider except in conjunction with the other Parties hereto, and that each Energy Service Agreement executed after the date hereof shall be substantially in identical form and of substantially identical effect. In general, the Parties agree that they will coordinate the exercise of the rights, duties and obligations under the Energy Service Agreements by relying on the Energy Services Liaison to the extent set forth in Article 5.

                  (b) In particular, the Parties agree as follows:

                           (i) The Parties will cooperate and coordinate to the
                  extent practicable to provide the Energy Provider with, or assist in the development of, any Exhibits to the Energy Service Agreements to be completed after the date hereof;

                           (ii) Each of the Parties shall have "first call" on
                  Services produced by the Plant, as set forth in Section 2.1(c) of the Energy Service Agreements; provided, however, that (A) a Party's demand for Services may equal but shall not exceed the Customer Energy Requirements as set forth in Exhibit B.2 to each Energy Service Agreement and (B) a Party's demand for Services shall not cause the Plant Energy Requirements as set forth in Exhibit B.1 of each Energy Service Agreement to be exceeded;

                           (iii) A Party shall submit any "Additional Services
                  Request" (as defined in the Energy Service Agreement) to the Management Committee at least seven (7) days prior to submitting such request to the Energy Provider. If the period for which the Additional Services are to be obtained exceeds thirty (30) days, the Management Committee must approve such request as provided in Section 3.5 hereof before the Party can submit it to the Energy Provider. If such Additional Services Request has not been rejected by the Management Committee within such seven (7) day period, it shall be deemed approved;

                           (iv) The cost for Additional Services which increases
                  the Contract Capacity Charges shall be borne in full by the requesting Party alone;

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

                           (v) Bazaar shall not consent to the Energy Provider's
                  entering into commitments to sell Additional Services to third parties; Aladdin shall do so only after giving Bazaar thirty
                  (30) days written notice and subject to the provisions of
                  Section 3.8 hereof;

                           (vi) The Parties will work in concert to ensure that
                  the provisions of Section 2.2 and Section 2.3 of each Energy Service Agreement are complied with and, to the extent one or all of the Parties violates Section 2.2 or Section 2.3 thereof and the Party responsible cannot be positively identified, the Parties agree to share equally in any costs arising under
                  Section 2.2(c) and, to the extent applicable, Section 2.3(c) thereof; provided, however, that Bazaar shall bear no responsibility for items related exclusively to the generation or distribution of hot water services to the extent Bazaar was not responsible for such costs;

                           (vii) To the extent any of the Supplier
                  Interconnection Equipment is damaged or destroyed by the action or inaction of a Party and the Party responsible for the damage or destruction is ascertained by either the Energy Provider or the other Parties, that Party shall pay all costs, as further described in Section 3.1 of each Energy Service Agreement. To the extent a particular Party's responsibility cannot be ascertained, the Parties shall pay, in equal portions, the amounts then owing, as further described in
                  Section 3.1 of each Energy Service Agreement provided, however, that notwithstanding anything in this Agreement to the contrary, Bazaar shall bear no responsibility for items related exclusively to the generation or distribution of hot water services to the extent Bazaar was not responsible for such costs and other than as set forth in Section 7.5(a) hereof, Bazaar shall not be responsible for any costs associated with repair or replacement of any portion of the Plant which must be repaired or restored due to mechanical or structural failure or ordinary wear and tear;

                           (viii) Subject to Section 3.5, the Parties will
                  coordinate a response to any Energy Provider request to modify the Supplier Interconnection Equipment;

                           (ix) Subject to Section 3.5, the Parties will use
                  their best efforts to agree upon the contingency plan as further described in Section 4.3 of each Energy Service Agreement on or before the date on which the Guaranteed Maximum Plant Price is fixed under the Development Agreement;

                           (x) Each Party hereby consents to the assignment by
                  the Energy Provider's members of their respective membership interests in the Energy Provider to State Street Bank and Trust Company ("SSB&T") as collateral agent for the Energy Provider's lenders, as security for the Energy Provider's obligations to such lenders, and further consents to the exercise by SSB&T as such collateral agent of its rights under such assignments, on and subject to the terms and conditions of those certain consent agreements between Aladdin and Bazaar, respectively, and SSB&T. Subject to the foregoing, no Party shall permit the Energy Provider to transfer a membership interest or issue any new membership interests, as further described in Section 4.3(b) of each Energy Service Agreement but subject to the exceptions thereto set forth in
                  Section 10.2 of the Energy Service Agreements, without the express permission of the Management Committee as provided in
                  Section 3.5;

                           (xi) Parties acquiring the Plant pursuant to Sections
                  6.3 (if applicable), 6.4 or 9.3 of each Energy Service Agreement shall provide each other with full and complete copies of all information obtained from the Energy Provider pursuant to Section 5.5 of each Energy Service Agreement;

                           (xii) The Parties will use the Energy Services
                  Liaison as their primary contact with the Energy Provider in the event of a default as more fully described in Exhibit B hereto and in Article 6 of each Energy Service Agreement;

                           (xiii) The Parties will cooperate with each other and
                  coordinate their efforts in the event of a Force Majeure Event, as described in Article 7 of each Energy Service Agreement; and

                           (xiv) No Party shall have the right to terminate its
                  respective Energy Service Agreement due to a default by the Energy Provider thereunder unless such party in furtherance of
                  Section 6.3 of its Energy Service Agreement, posts a cash deposit or letter of credit in form acceptable to the remainder of the Parties, covering such terminating Party's pro rata share of the cost of purchasing the Plant based upon the Party's Party Investment Percentage.

         7.2 ENERGY SERVICE AGREEMENT PAYMENT DEFAULTS. In the event a Party fails to comply with its obligation to pay all invoices delivered pursuant to its Energy Services Agreement on or before the Energy Service Agreement Due Date, or to make any payment of the Make Whole Amount or Default Make Whole Amount, as applicable, pursuant to Section 6.3 of its Energy Service Agreement, the Energy Provider will, within five (5) days of such Energy Service Agreement Due Date or the due date for such Make Whole Amount or Default Make Whole Amount, as applicable, having passed without payment, provide all Parties and the Energy Services Liaison with notice of such payment lapse and afford the non-failing Party an additional ten (10) days from receipt of such notice to step in and make such payment. If any non-failing party makes such payment, then such payment shall accrue interest as provided in Section 8.5 hereof until the Failing Party repays such non-failing Party in full, including any accrued and unpaid interest charges. If no other Party makes such payment on behalf of the defaulting party within such ten (10) day period, the Energy Provider shall have the right to pursue all of its rights and remedies under the applicable Energy Service Agreement.

         7.3      PARTY DEFAULTS.

                  (a) A Party shall have committed a Party Default if its failure to make payments as required by its Energy Services Agreement, or otherwise comply with its obligations thereunder, results in the Energy Provider discontinuing Services to that Party pursuant to Section 6.3 thereof.

                  (b) Failure to remedy a Party Default within ten (10) business days after the defaulting Party's receipt of a written notice from the Energy Provider described in Section 6.3(a) of its Energy Service Agreement shall be a material default under this Agreement and the defaulting Party shall be deemed to have automatically lost its voting rights and rights to control in accordance with Section 4.1 hereof.

         7.4 PURCHASE OF THE PLANT. The Parties agree that only Aladdin, for so long as it is a member of the Management Committee hereunder and has not been deemed to have automatically lost its voting rights and rights to control pursuant to the provisions of Article 4 hereof, shall be the Controlling Party and have the right to initiate the purchase of the Plant pursuant to Section 6.4 and Section 9.3 of the Energy Service Agreements, provided, however, that if there is a Service Default (as defined in Bazaar's Energy Service Agreement) with respect to any Party's Energy Services and Aladdin does not exercise the remedies requested by such Party and provided as of the date hereof under Sections 6.1 and 6.4 of Aladdin's Energy Service Agreement, then such Party shall have its rights and remedies under Sections
6.1 and 6.4 of its Energy Service Agreement and, if it elects to pursue such rights, shall be deemed to be the Controlling Party under this Agreement for purpose of exercising such rights. Each other Party hereunder shall have the right to elect to participate in such purchase, as provided herein. If Aladdin has been deemed to have automatically lost its voting rights and rights to control pursuant to the provisions of Article 4 hereof, then the Party who is the successor to Aladdin as Controlling Party shall have the exclusive right to initiate such purchase while it remains a Party. If there is more than one Party other than Aladdin, the foregoing provisions thereafter shall apply as among such Parties. Subject to Aladdin's exclusive right set forth above, the following provisions shall apply to any purchase of the Plant:

                  (a) In the event one or more Parties (collectively, the "Acquiring Party") elect to acquire the Plant pursuant to Section 6.4 of its Energy Service Agreement, the Acquiring Party shall notify in writing the other Party or Parties (collectively, the "Non-Acquiring Party") at least twenty one (21) days prior to notifying the Energy Provider of its intention to purchase the Plant (such notice a "Purchase Notice"). The Non-Acquiring Party shall be afforded the opportunity to acquire and share on a pro rata basis in the ownership of the Plant based upon the Parties' respective Party Investment Percentages and shall respond in writing to the Acquiring Party as to whether it intends to join the Acquiring Party in acquiring the Plant within seven (7) days of receiving the Purchase Notice. The form of ownership of the Plant shall be determined, at the time of acquisition, by unanimous vote of all of the Parties comprising the Acquiring Party.

                  (b) In the event the Acquiring Party determines to acquire the Plant pursuant to Section 9.3 of its Energy Service Agreement, the Acquiring Party shall notify the Non-Acquiring Party at least ninety (90) days prior to notifying the Energy Provider of its intention to acquire the Plant. The Non-Acquiring Party shall be afforded the opportunity to acquire and share ratably in the ownership of the Plant based upon the Parties' respective Party Investment Percentages and shall respond in writing as to whether it intends to join the Acquiring Party in acquiring the Plant to the Acquiring Party within thirty (30) days of receiving the Purchase Notice. The form of ownership of the Plant shall be determined, at the time of acquisition, by unanimous vote of all of the Parties comprising the Acquiring Party.

                  (c) The Parties agree that the acquisition of the Plant pursuant to Section 9.3 of an Energy Service Agreement shall render that section null and void for the Non-Acquiring Party in such Party's Energy Service Agreement.

                  (d) Unless all Parties acquire the Plant, the Acquiring Party shall assume the full obligations owed by the Energy Provider to the Non-Acquiring Party under the Project Documents. Simultaneous with the transfer of ownership from the Energy Provider to the Acquiring Party, the Acquiring Party shall be deemed to have withdrawn from this Agreement. The Non-Acquiring Party shall have all of its rights and obligations under its Energy Service Agreement, including the right to revenues from sales to third-parties and the right to own a pro rata portion of the Plant upon the expiration of the term of such Energy Service Agreement in accordance with Sections 3.8 and 7.4 hereof. Upon the election by the Non-Acquiring Party to own a portion of the Plant, upon the expiration of the term of its Energy Service Agreement, the ownership of the Plant shall be in a form unanimously agreed upon by the Acquiring Party and the Non-Acquiring Party. The Parties shall execute such agreements as either may reasonably request in order to effectuate the terms of this Section 7.4. Aladdin hereby covenants and agrees to maintain the Lease in full force and effect and extend the term of the Lease for so long as any Energy Services Agreement remains in force unless Aladdin is the sole Acquiring Party.

         7.5 RATE DIFFERENTIAL. The Parties acknowledge that Bazaar's Energy Service Agreement provides that Bazaar will pay a different rate for Energy Services than the other Parties will pay therefor under their respective Energy Service Agreements. The Parties agree that, to the extent that Bazaar pays higher rates for Energy Services than the other Parties, the portion of the Consumption Charges (as defined in Bazaar's Energy Service Agreement) paid by Bazaar each year attributable to the rate differential between the rates paid by Bazaar for Energy Services and the rates paid by the other Parties for Energy Services (the "Rate Differential Amount") will be credited towards Aladdin's Contract Capacity Charges (as defined in Aladdin's Energy Service Agreement) payable under Aladdin's Energy Service Agreement for the following year. Notwithstanding the foregoing, the following provisions shall apply with respect to all Consumption Charges paid by Bazaar during the term of its Energy Service Agreement (as it may be extended):

         (a) In the event that the Rate Differential Amount for any calendar year is less than Bazaar's "Contract Maintenance Costs" (defined as Bazaar's share (which shall be determined based upon the respective demands of the Parties, but shall not exceed $110,000 per calendar year) of the maintenance cost of the Plant for such year, based solely upon costs under actual maintenance contracts for the Plant, including bid-out, full coverage maintenance and in-house maintenance contracts, and not including any other Operational Charges as defined in Exhibit C to the Aladdin Energy Service Agreement) or any repair or replacements of any portion of the Plant (other than those specifically attributable to the affirmative actions or, when obligated to act, inaction, of Bazaar)), then Bazaar's monthly Consumption Charges for the subsequent calendar year shall be recalculated and adjusted upward, each by an amount equal to 1/12 of the lesser of the amount by which the Rate Differential Amount is less than Bazaar's Contract Maintenance Costs or $110,000, provided such upward adjustment shall not exceed $110,000.00 in the aggregate for such year, and Aladdin's Consumption Charges for such year, payable under the Aladdin

Energy Service Agreement, will be adjusted downward in an amount equal to the upward adjustments of Bazaar's Consumption Charges. Such adjustment shall take into consideration and be based upon the final Market Rate for Chilled Water Services, as provided in Exhibit "C" of Bazaar's Energy Service Agreement.

         (b) In the event that for any calendar year during the term of Bazaar's Energy Service Agreement: (a) the percentage obtained by dividing
(i) the aggregate Contract Capacity Charges actually paid by the Parties other than Bazaar (I.E., excluding the Rate Differential Amount credited towards such Contract Capacity Charges as provided above) during such year, by (ii) the aggregate of all Contract Capacity Charges paid by all of the Parties plus the Rate Differential Amount (the "Actual Percentage") during such year (b) is less than 66.67%, then Aladdin shall pay to Bazaar, within sixty (60) days after the date such amount is determined by the Energy Provider, an amount equal to: (a) the percentage resulting from 66.67% minus the Actual Percentage, multiplied by (b) the aggregate during such year of all Contract Capacity Charges paid by all of the Parties plus the Rate Differential Amount. The Parties shall cause the Energy Provider to undertake the foregoing calculation and to inform the Parties of the results thereof, and the amounts, if any, owed by Aladdin to Bazaar, within thirty (30) days after end of each calendar year during the term of Bazaar's Energy Service Agreement.

                                    ARTICLE 8
                               DISPUTE RESOLUTION

         8.1 DISPUTES. In the event of a dispute among the Parties or their representatives with respect to the terms of this Agreement, the Parties and their representatives shall seek to resolve such dispute at a meeting of the Management Committee.

         8.2 ARBITRATION. In the event the Parties or their representatives are unable to resolve any dispute, controversy or claim arising out of or in connection with this Agreement as set forth in Section 8.1 above, any Party may request in writing that the dispute be referred to the respective senior level management of each Party for decision. Such managers shall meet immediately and attempt in good faith to negotiate a resolution of the dispute. If the managers are unable to resolve the matter within thirty (30) days of the written request referring the matter to them, any Party may, within thirty (30) days following the end of such thirty (30) day period, elect to refer the matter to arbitration and the dispute shall be settled by binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association then in effect.

         8.3 ARBITRATORS. There shall be three (3) arbitrators selected in accordance with the Rules. The arbitration shall be held in the State of Nevada.

         8.4 BINDING DECISION. The decision of the arbitrators shall be final and binding on the Parties and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon the award may be entered by any court having jurisdiction thereof. The Parties agree to exclude any rights of application or appeal to the courts of the State of Nevada in connection with any questions of law arising in the course of the arbitration or with respect to any award made except for actions to enforce an award.

         8.5 AWARD. The Party prevailing in any dispute submitted to arbitration or in any suit filed thereby shall be entitled to a monetary award for actual damages sustained. Any monetary award shall be made and payable in U.S. Dollars. The arbitrators shall be authorized to grant pre-award and post-award interest at commercial rates without there being any presumption as to whether such interest will be granted. In addition, and in the event that any Party incurs costs on behalf of another Party and this Agreement provides that the Party incurring such costs is entitled to interest on the amounts expended thereby, then such amounts shall bear interest at a rate equal to the lesser of one and one-half percent (1 1/2%) per month, or the maximum amount permitted by applicable law, until such amounts, together with interest accrued thereon, are repaid in full by the Party causing such costs to be incurred. Unless otherwise ordered by the arbitrators, the prevailing Party shall be entitled to reasonable costs and fees, including its share of the costs of the arbitration, and its own attorneys' fees and expenses. The Parties expressly agree that the arbitrators shall have no power to consider or award punitive or exemplary damages.

         8.6 BINDING ON PARTIES. This agreement to arbitrate shall be binding upon the successors, assigns, trustee, receiver or executor of each Party.

         8.7 INJUNCTIVE RELIEF. Notwithstanding the foregoing provisions of this Article 8, each Party specifically acknowledges that monetary damages alone would be an inadequate remedy for the damages which would be incurred by a Party as a result of a breach of any of the provisions of this Agreement by the other Parties. Accordingly, each Party will be entitled to petition a court or tribunal of competent jurisdiction for injunctive relief to enjoin any breach or threatened breach of this Agreement by another Party, prior to or during the pendency of arbitral proceedings.

                                    ARTICLE 9
                             LIMITATION OF LIABILITY

         9.1 LIMITATION OF LIABILITY. Notwithstanding any other provision of this Agreement, in no event shall the Parties or any of their Affiliates, subcontractors or vendors, by reason of any of their respective acts or omissions relating to the design, financing, ownership, construction, operation or maintenance of the Plant or relating to any of their obligations under this Agreement, be liable to the other Parties whether in contract, tort, warranty, negligence, strict liability or otherwise for any special, indirect, incidental, consequential, punitive, exemplary, or similar damages arising out of or in connection with this Agreement, or the performance, non-performance or breach thereof.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

         Each Party hereby represents and warrants to the other Parties that:

                           (a) It is a duly organized, validly existing
entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation. It has all requisite power and authority to enter into and to perform its obligations under this Agreement;

                           (b) Its execution, delivery and performance of
this Agreement have been authorized by all organizational action on its part and that of its equity owners (if required), and do not and will not (i) violate any law, rule, regulation, order or decree applicable to it, (ii) violate its organizational documents, or (iii) cause a default or cause it to contravene the terms of any contract to which the Party or its property is bound;

                           (c) This Agreement is a legal and binding
obligation of the Party, enforceable against the Party in accordance with its terms, except to the extent enforceability is modified by bankruptcy, reorganization and other similar laws affecting the rights of creditors and by general principles of equity; and

                           (d) There is no litigation pending or, to the best
of its knowledge, threatened to which that Party or any or its Affiliates is party that, if adversely determined, would have a material adverse effect on the financial condition, prospects, or business of that Party or its ability to perform its obligations under this Agreement.

                                   ARTICLE 11
                                     NOTICES

                  Except as otherwise provided in this Agreement, all notices, requests or consents hereunder shall be in writing and shall be deemed effective when delivered by registered mail or facsimile to the Party at its address or facsimile number as follows:

If to Aladdin, to:

                  Aladdin Gaming, LLC
                  831 Pilot Road
                  Las Vegas, Nevada  89119
                  Attention:  Richard Goeglein and General Counsel
                  Fax: (702) 736-7107

         with a copy to:

                  The Bank of Nova Scotia
                  580 California Street
                  21st Floor
                  San Francisco, California  94104
                  Fax: (415) 397-0791

If to Bazaar, to:

                  Aladdin Bazaar, LLC
                  c/o TH Bazaar Centers Inc.
                  4350 La Jolla Village Drive, Suite 400
                  San Diego, California  92122
                  Attention: Wendy Godoy, Andrew Blair
                  Fax:  (619) 546-3307

         with a copy to:

                  Aladdin Bazaar Holdings, LLC
                  831 Pilot Road
                  Las Vegas, Nevada  89119
                  Attention:  Ronald Dictrow
                  Fax: (702) 736-7107

         and to:

                  TrizecHahn Centers, Inc.
                  4350 La Jolla Village Drive, Suite 400
                  San Diego, California  92122
                  Attention: Legal Department

         and to:

                  Fleet National Bank
                  75 State Street
                  MA BOF 11C
                  Boston, Massachusetts  02109
                  Attention: Real Estate Finance

If to the Energy Services Liaison, to:

                  [-----------------]

If to the Energy Services Provider, to:


                  Northwind Aladdin, LLC
                  c/o UTT Holdings, Inc.
                  30 West Monroe Street, Suite 500
                  Chicago, Illinois  60603
                  Attention: General Manager
                  Fax: (312) 634-3201
         with a copy to:


                  Northwind Aladdin, LLC
                  6655 West Sahara Ave., Suite B102
                  Las Vegas, Nevada 89146
                  Attention:  General Manager
                  Fax: (702) 247-4325

Any Party may change its address or facsimile number to which notices are to be directed to it by written notice to the other Parties in the manner provided above. Any notice sent to one Party must be sent to all Parties in the manner provided above.

                                   ARTICLE 12
                                  MISCELLANEOUS

         12.1 GOVERNING LAW. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Nevada.

         12.2 ASSIGNMENT. Any assignment of any or all of a Party's interests hereunder or to the Project Agreements shall only be made upon the prior written approval of the other Parties hereto, which approval will not be unreasonably withheld; PROVIDED, HOWEVER, that any Party may assign any or all of its interests hereunder to: (i) any of its lenders; or (ii) any Affiliate of such party or to any party acquiring such Party's portion of the Complex or all of the interests in such Party without the approval of the other Parties. The assigning Party under (ii) above shall be released from all duties, liability and obligations hereunder upon the assumption by the assignee of all the assigning Party's duties and obligations hereunder. No assignment shall relieve, release or discharge the assigning Party of its obligations hereunder, except as expressly provided herein. All references herein to Aladdin and Bazaar shall include their successors and assigns with respect to all or any portion of the Complex. In addition, and notwithstanding anything to the contrary contained herein, one or more Parties shall have the right to assign rights and obligations under this Agreement to the Aladdin Music Project. Upon the assumption by the Aladdin Music Project of the rights and obligations hereunder and the execution by the Aladdin Music Project and the Energy Provider of an Energy Service Agreement in substantially the identical form executed by the Parties, the Aladdin Music Project shall become a Party hereunder with all of the rights and obligations of the other Parties hereunder as if the Aladdin Music Project had executed this Agreement as of the date hereof.

         12.3 RELATIONSHIP OF PARTIES. The Parties understand and agree that none of the Parties is an agent, employee, contractor, vendor, representative or partner of any other Party and that they shall not hold themselves out as such to third-parties.

         12.4 INTEGRATION. The terms and provisions contained in this Agreement set forth the entire agreement of the Parties with respect to the subject matter hereof and supersede and terminate all previous undertakings, representations and agreements, both oral and written, between any one or more of the Parties with respect to the Plant.

         12.5 SEVERABILITY. If any of the provisions of this Agreement are held to be invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions shall not be affected, and any such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In that event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to effect the original intent of the Parties as closely as possible with respect to those provisions that were held to be invalid or unenforceable.

         12.6 NON-RECOURSE. The obligations of the Parties under this Agreement are obligations of the Parties only, and no recourse shall be available against any officer, director or member of a Party.

         12.7 NO ORAL MODIFICATIONS. This Agreement may not be amended or modified except by written agreement signed by each of the Parties.

         12.8 EFFECTIVE DATE; TERM. This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until the termination of either of the Energy Service Agreements.

         12.9 OBSERVANCE OF LAWS. Each Party shall comply with, and shall cause its Affiliates to comply with, all applicable laws, rules and regulations of the United States and the State of Nevada, or any other jurisdiction that is or may be applicable to the Parties and their Affiliates' activities in connection with the Plant. Any proven breach of this obligation shall be a material breach of this Agreement.

         12.10 WAIVER. The waiver of any breach of any of the terms or conditions hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature. No failure to exercise and no delay in exercising, on the part of any Party hereto, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof.

         12.11 NO THIRD-PARTY BENEFICIARIES. This Agreement is solely for the benefit of the Parties and their respective successors and permitted assigns, including lenders, and this Agreement shall not otherwise be deemed to confer upon or give to any other third-party, including but not limited to the Energy Provider, any remedy, claim, reimbursement, cause of action or other rights, except that the Energy Provider may rely upon this Agreement in dealing with the Energy Services Liaison and/or the Management Committee, and the Energy Provider agrees to be bound by and/or undertake the obligations set forth in and pursuant to Sections 2.5, 7.2, and 7.5 hereof. Notwithstanding anything contained herein, the Energy Provider shall have no obligations hereunder or be bound by the terms hereof other than under Sections 2.5, 7.2 and 7.5.

         12.12 FURTHER ASSURANCES. Each Party shall procure all acts, matters, and things and the execution or signature of all other and further deeds and documents to give full effect to the provisions of this Agreement.

         12.13 COUNTERPARTS; DELIVERY. This Agreement may be executed in more than one counterpart, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document. Delivery of executed signature pages may be accomplished by facsimile transmission.

         12.14 ESTOPPEL CERTIFICATES. The Parties agree to provide to the other Parties hereto, from time to time, upon request, one or more commercially reasonable estoppel certificates confirming the matters set forth herein.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    ALADDIN GAMING, LLC,
                                    a Nevada limited-liability company
                                    By: /S/ Richard Goeglein
                                       -----------------------------------
                                    Name:   Richard Goeglein
                                    Title:  President & Chief Executive Officer



                           ALADDIN BAZAAR, LLC,
                           a Delaware limited-liability company

                               By: TH Bazaar Centers, Inc.,
                                   a Delaware corporation, Member


                               By: /S/ Greg Bowen
                                  -----------------------------------
                               Name:   Greg Bowen
                               Title:  Vice President, Finance & Treasurer

                               By:    Aladdin Bazaar Holdings, LLC,
                                      a Nevada limited-liability company, Member


                                      By: /S/ Ronald Dictrow
                                         -----------------------------------
                                      Name:   Ronald Dictrow
                                      Title:  Secretary/Treasurer

The undersigned hereby acknowledges and agrees to be bound by the provisions of Sections 2.5, 7.2, 7.5, and 12.11 hereof and to accept the performance by Aladdin, Bazaar and any subsequent permitted Party hereto of their obligations under their respective Energy Services Agreements as provided in this Agreement and agrees to deliver and accept notices, information and materials as provided for herein.

NORTHWIND ALADDIN, LLC,
a Nevada limited-liability company


By: /S/ John P. Mitola
   ---------------------------------------
Name:   John P. Mitola
Title:  Manager

                                    EXHIBIT A

                                  DEFINED TERMS

         "Affiliate" means, with respect to a Party, (i) any of the other Parties or (ii) any entity which is controlled by, under common control with or controls such Party.

         "Aladdin" means Aladdin Gaming, LLC, a limited liability company organized under the laws of the State of Nevada.

         "Aladdin Hotel and Casino" means the Hotel, together with the Casino, a 1,400-seat production showroom, six restaurants and a newly renovated 7,000 seat Theater of the Performing Arts.

         "Aladdin Music Project" means the developer of a hotel of approximately 1,000 rooms and a casino with a music and entertainment theme to be located adjacent to the Aladdin Hotel and Casino and the Mall Project.

         "Bazaar" means Aladdin Bazaar, LLC, a limited liability company organized under the laws of the state of Delaware.

         "Carpark" means a 4,800-space parking facility to serve the Complex.

         "Casino" means a 116,000 square foot casino.

         "Chilled Water Plant" is that cost in plant and equipment which in the good faith opinion of the Energy Provider primarily serves to provide Chilled Water Services.

         "Complex" means the Aladdin Hotel and Casino together with the Sound Project and the Mall Project.

         "Controlling Party" means, for purposes only of that certain Consent Letter Agreement dated as of May ___, 1999 by Bazaar in favor of State Street Bank and Trust Company ("SSB&T") with regard to the financing of the Plant, and except as otherwise agreed by the Parties, or as provided in Section 7.4 of this Agreement, Aladdin, until such time as Aladdin shall be deemed to have automatically lost its voting rights and rights to control pursuant to the provisions of Article 4 hereof, at which time "Controlling Party" shall be Bazaar. The Parties agree to give Energy Provider and SSB&T prompt notice of the identity of the Controlling Party hereunder from time to time. No action taken by any Party other than the Controlling Party shall be binding upon SSB&T.

         "Desert Passage" means a high-end themed entertainment shopping mall with a gross leasable area of approximately 450,000 square feet.

         "Development Agreement" means that Agreement between Aladdin and Northwind Aladdin, LLC, dated as of December 3, 1997, providing for the development and construction of an energy facility to supply the hot water, chilled water and electricity needs of the Complex, as it may be amended, restated, modified or supplemented and in effect from time to time.

         "Effective Date" means the date of this Agreement's execution.

         "Energy Provider" is defined in the second "Whereas" clause hereof.

         "Energy Provider Default" means those service failures and defaults described more fully in Section 1(vii) of Exhibit B hereto, Section 2(iii) of Exhibit B hereto and in Article 6 of each Energy Service Agreement.

         "Energy Services" means the hot water, chilled water and electricity to be utilized by the Complex.

         "Energy Service Agreements" means those agreements between each of the Parties and Northwind Aladdin, each dated as of September 24, 1998, providing for the operation of the plant, as they may be amended, restated, modified or supplemented and in effect from time to time.

         "Energy Service Agreements Due Date" means with respect to each Energy Service Agreement the Due Date, as that term is defined in such Energy Service Agreements.

         "Energy Services Liaison" means that person or persons designated in accordance with this Agreement to exercise the rights and perform those duties and obligations as set forth herein.

         "Guarantor" means Unicom Corporation.

         "Guaranty" means a guaranty of Unicom Corporation pursuant to which the Guarantor unconditionally and irrevocably guaranties to Aladdin the performance of the obligations and duties of the Energy Provider under the Development Agreement to construct and demonstrate "Final Completion" (as such term is defined in the Development Agreement) of the Plant, subject to a limitation of the lesser of (i) $30 million or (ii) the "Guaranteed Maximum Price" (as such term is defined in the Development Agreement) as finally determined and agreed upon pursuant to the Development Agreement plus interim operating costs up to the "Substantial Completion Date" (as such term is defined in the Development Agreement).

         "Hotel" means a luxury-themed hotel of approximately 2,600 rooms.

         "Initial Term" means a term of twenty (20) years.

         "Lease" means that certain Lease between Aladdin and the Energy Provider dated as of December 3, 1997, to lease a site to the Energy Provider on which the Energy Provider will construct and operate the Plant pursuant to the Development Agreement and the Energy Services Agreement, as it may be amended, restated, modified or supplemented and in effect from time to time.

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

         "Management Committee" means a committee established by the Parties pursuant to Article 3 of this Agreement to monitor and supervise the implementation of this Agreement and certain activities related to the Project Agreements.

         "Mall Project" means the Desert Passage and the Carpark.

         "Party Default" means a default by any Party as more fully described in Article 7 of this Agreement.

         "Plant" means the energy facility to be developed and constructed by the Energy Provider to supply the Energy Services.

         "Project Agreements" means those agreements described in the fifth "Whereas" clause of this Agreement.

         "Purchase Notice" means a written notice as described in Section 7.4 of this Agreement.

                                    EXHIBIT B

           ENERGY SERVICES LIAISON: AUTHORITY, DUTIES AND OBLIGATIONS

1. AUTHORITY WITH RESPECT TO THE DEVELOPMENT AGREEMENT. The Parties agree that the Energy Services Liaison shall be the Management Committee's primary contact with the Energy Provider with respect to the following:

         (i) ACCESS TO WORK. The Energy Services Liaison shall coordinate all access to the Work by the Management Committee and all inspection of the Work by the Management Committee;

         (ii) MEETINGS. The Energy Services Liaison, together with members of the Management Committee when appropriate, shall attend all meetings with the Energy Provider provided for in the Development Agreement;

         (iii) ENERGY PROVIDER. The Energy Services Liaison shall receive all notices and documents delivered by the Energy Provider pursuant to the Development Agreement;

         (iv) CUSTOMER NOTICES AND COMMENTS. The Energy Services Liaison shall, after receiving direction from the Management Committee, deliver to the Energy Provider all notices, comments and other documents and information required by or provided for by the terms of the Development Agreement;

         (v) CONSENTS. The Energy Services Liaison shall, after receiving direction from the Management Committee, deliver to the Energy Provider all consents required of Aladdin under the Development Agreement;

         (vi) CONDEMNATION. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider in the event of a condemnation or eminent domain taking. Unless and until the Energy Services Liaison has been directed otherwise by the Management Committee, the Energy Services Liaison shall exercise the rights of the Parties pursuant to
Section 2(k) of the Development Agreement;

         (vii) ENERGY PROVIDER DEFAULTS. The Energy Services Liaison shall monitor the performance of the Work and shall promptly inform the Management Committee of any Energy Provider default under the Development Agreement and of any failure by the Energy Provider to comply with any provision of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to defaults under Section 10 of the Development Agreement or the failure of the Energy Provider to comply with any section of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to Section 4(b)(iv) of the Development Agreement;

         (viii) CUSTOMER DEFAULTS. The Energy Services Liaison shall serve as sole liaison to the Energy Provider with respect to Customer Defaults under
Section 10(d) and (e) of the Devel-
opment Agreement and with respect to the termination options set forth in Sections 5(c) and 10 (b) thereof;

         (ix) REQUEST FOR EPC PROPOSALS.The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to the Energy Provider's selection of an EPC Contractor pursuant to Section 5 of the Development Agreement. As part of such process, the Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Service Provider with respect to the development of the Plant Scope and with respect to the Parties' requirements for the energy transfer stations to be included as part of the Plant;

         (x) FORCE MAJEURE. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to Force Majeure Events under Section 11 of the Development Agreement;

         (xi) CONTINGENCY PLAN. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to the Contingency Plan set forth in Section 8(d) of the Development Agreement; and

         (xii) SCOPE CHANGES. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to Scope Changes, as described in Section 9 of the Development Agreement.

2. AUTHORITY WITH RESPECT TO THE ENERGY SERVICE AGREEMENTS. The Parties agree that the Energy Services Liaison shall be the Management Committee's primary contact with the Energy Provider with respect to the following:

         (i) ENERGY PROVIDER NOTICES. The Energy Services Liaison shall receive all notices delivered by the Energy Provider pursuant to the Energy Service Agreements;

         (ii) CONSENTS. The Energy Services Liaison shall, after receiving direction from the Management Committee or the applicable Party, deliver to the Energy Provider all consents required of Aladdin, Music or Bazaar under the Energy Service Agreements;

         (iii)    ENERGY PROVIDER DEFAULTS.

                           1. The Energy Services Liaison shall monitor the performance of the Plant and, upon a Performance Failure or a Service Failure, shall notify the Energy Provider of such failure. The Energy Services Liaison shall serve as sole liaison between the Parties and the Energy Provider in the event of a Performance Failure or a Service Failure, each as defined in the Energy Service Agreements, and shall exercise the rights of the Parties set forth in Section 6.1(a) and
         Section 6.1(b) of the Energy Services Agreements.

                           2. The Energy Services Liaison shall serve as sole liaison between the Parties and the Energy Provider in the event of a Service Default. Unless and until the Energy Services Liaison has been directed otherwise by the Management Committee, the

         Energy Services Liaison shall exercise the rights of the Parties pursuant to Section 6.1(c)(i) of each Energy Service Agreement.

                           3. The Energy Services Liaison shall serve as sole liaison between the Management Committee and the Energy Provider with respect to defaults under Section 6.1(d) of the Energy Service Agreements.

         (iv) FORCE MAJEURE. The Energy Services Liaison shall serve as sole liaison between the Management Committee and the Energy Provider with respect to Force Majeure Events under Article 7 of the Energy Services Agreements.

3.       DUTIES WITH RESPECT TO THE DEVELOPMENT AGREEMENT.

         (i) ACCESS TO WORK. The Energy Services Liaison shall coordinate all access by the Management Committee to the Work and all inspection of the Work by the Management Committee;

         (ii) MEETINGS. The Energy Services Liaison shall promptly inform the Management Committee and the relevant representatives of all meetings with the Energy Provider provided for in the Development Agreement. The Energy Services Liaison, together with members of the Management Committee when appropriate, shall attend all such meetings;

         (iii) ENERGY PROVIDER NOTICES AND DOCUMENTS. The Energy Services Liaison shall promptly deliver to the Management Committee and the relevant representatives all notices and documents delivered by the Energy Provider pursuant to the Development Agreement;

         (iv) CUSTOMER NOTICES AND COMMENTS. The Energy Services Liaison shall inform the Management Committee and the relevant representatives of all notices, comments and other documents and other information to be provided by the Customer pursuant to the Development Agreement. After receiving direction from the Management Committee, the Energy Services Liaison shall deliver to the Energy Provider all such notices, comments and other documents and information;

         (v) CONSENTS. The Energy Services Liaison shall inform the Management Committee and the relevant representatives of all consents required of Customer. After receiving direction from the Management Committee, the Energy Services Liaison shall deliver such consents to the Energy Provider;

         (vi) CONDEMNATION. The Energy Services Liaison shall promptly notify the Management Committee and the relevant representatives of any condemnation or eminent domain taking. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider in the event of a condemnation or eminent domain taking. Unless and until the Energy Services Liaison has been directed otherwise by the Management Committee, the Energy Services Liaison shall exercise the rights of the Parties pursuant to Section 2(k) of the Development Agreement;

         (vii) ENERGY PROVIDER DEFAULTS. The Energy Services Liaison shall monitor the performance of the Work and shall promptly inform the Management Committee of any Energy Provider default under the Development Agreement and of any failure by the Energy Provider to comply with any provision of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to defaults under Section 10 of the Development Agreement or the failure of the Energy Provider to comply with any section of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to Section 4(b)(iv) of the Development Agreement;

         (viii) REQUEST FOR EPC PROPOSALS.The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to the Energy Provider's selection of an EPC Contractor pursuant to Section 5 of the Development Agreement. As part of such process, the Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to the development of the Plant Scope and with respect to the Parties' requirements for the energy transfer stations to be included as part of the Plant;

         (ix) FORCE MAJEURE. The Energy Services Liaison shall promptly notify the Management Committee and the relevant representatives of any Force Majeure Event under Section 11 of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to such Force Majeure Events;

         (x) CONTINGENCY PLAN. The Energy Services Liaison shall promptly inform the Management Committee of any need to implement the Contingency Plan set forth in Section 8(d) of the Development Agreement. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to the Contingency Plan; and

         (xi) SCOPE CHANGES. The Energy Services Liaison shall promptly inform the Management Committee and the relevant representatives of any request for Scope Change received from the Energy Provider and of any need for the Management Committee to request a Scope Change. The Energy Services Liaison shall serve as the sole liaison between the Management Committee and the Energy Provider with respect to Scope Changes, as described in Section 9 of the Development Agreement.

4.       DUTIES WITH RESPECT TO THE ENERGY SERVICE AGREEMENT.

         (i) CUSTOMER NOTICES. The Energy Services Liaison shall promptly inform the Management Committee and the relevant representatives of all notices required to be delivered to the Energy Provider under the terms of the Energy Service Agreements, and, in accordance with the directives of the Management Committee, shall deliver such notices to the Energy Provider;

         (ii) CONSENTS. The Energy Services Liaison shall inform the Management Committee and the relevant representatives of all consents required of Aladdin or Bazaar under the Energy Service Agreements, and, in accordance with the directives of the Management Committee or applicable Party, shall deliver such notices to the Energy Provider;

         (iii) METERING. The Energy Services Liaison shall monitor meter accuracy generally and meter testing in particular and shall inform the Management Committee and the relevant representatives if it has reason to believe that additional meter testing should be undertaken pursuant to Section
3.3 of each of the Energy Service Agreements; and

         (iv)     ENERGY PROVIDER DEFAULTS.

                  1. The Energy Services Liaison shall monitor the performance of the Plant and, upon a Performance Failure or a Service Failure, shall promptly notify the Energy Provider, the Management Committee generally and the affected representatives particularly of such failure. To the extent practicable, the Energy Services Liaison shall continually update the Chairman and the relevant representatives of the status of such Performance Failure or Service Failure. Unless and until given explicit direction to the contrary by the Management Committee, the Energy Services Liaison shall exercise the rights of the Parties set forth in Section 6.1(a) and Section 6.1(b) of the Energy Service Agreements, including but not limited to actions called for under 6.1(b)(ii)(3).

                  2. The Energy Services Liaison shall promptly notify the Chairman and the affected representatives of any Service Default. To the extent practicable, the Energy Services Liaison shall continually update the Chairman and the affected representatives of the status of such Service Default. Unless and until the Energy Services Liaison has been directed otherwise by the Management Committee, the Energy Services Liaison shall exercise the rights of the Parties pursuant to
         Section 6.1(c)(i) of each of the Energy Service Agreements.

                  3. The Energy Services Liaison shall promptly notify the Management Committee and the Energy Provider of defaults under Section 6.1(d) of the Energy Service Agreement.

                                    EXHIBIT C

                          PARTY INVESTMENT PERCENTAGES

                  PARTY                                       PERCENTAGE
                  -----                                       ----------

                  Aladdin Gaming, LLC
                  Aladdin Bazaar, LLC

                                       1